Exhibit 1.1

Deed of Amendment

relating to a sale and purchase agreement dated 12 June 2006 made between

(1)	Filtronic plc

(2)	Filtronic Comtek (UK) Limited

(3)	Powerwave Technologies, Inc.

Dated     4 September 2006

Osborne Clarke

1 London Wall

London

EC2Y 5EB

Telephone +44 (0) 20 7105 7000

Fax +44 (0) 20 7105 7005

AJS/0906545/L1763423/JAJ

Contents

1.	Interpretation	1
2.	Amendments to the Agreement	1
3.	Third party rights	3
4.	Governing law and jurisdiction	3

This	Deed is made the 4 day of September 2006

Between:

(1)	Filtronic plc, a company registered in England and Wales with company number 02891064 and having its registered office at The Waterfront, Salts Mill Road, Shipley, West Yorkshire BD18 3TT (the “Vendor”);

(2)	Filtronic Comtek (UK) Limited, a company registered in England and Wales with company number 02700306 and having its registered office at The Waterfront, Salts Mill Road, Shipley, West Yorkshire BD18 3TT (“Comtek”); and

(3)	Powerwave Technologies, Inc. (registered in Delaware, USA with US Federal Tax ID number: 11-2723423) whose head office is at 1801 E. St. Andrew Place, Santa Ana, CA 92705, USA (the “Purchaser”).

Background

(A)	By a sale and purchase agreement dated 12 June 2006 (the “Agreement”), the Vendor agreed to sell, and the Purchaser agreed to purchase, the Shares on the terms and conditions set out in the Agreement.

(B)	By the same Agreement, the Vendor and Comtek further agreed to sell, or to procure the sale of, and the Purchaser agreed to purchase, the Comtek Business and the Assets on the terms set out in the Agreement.

(C)	The parties have now agreed that the Agreement shall be amended pursuant to the terms of this Deed as set out below.

It is agreed as follows:

1.	Interpretation

1.1	Unless otherwise defined in this Deed, terms defined in the Agreement bear the same meaning in this Deed.

1.2	Subject to the amendments set out in this Deed, all the provisions of the Agreement shall remain in full force and effect in accordance with its terms and all references in the Agreement as amended pursuant to this Deed to “Agreement” shall, unless the context otherwise requires, be taken as references to the Agreement as amended pursuant to this Deed.

2.	Amendments to the Agreement

2.1	Clause 1.1 shall be amended by the amendment of the existing definition of “Cash Consideration” by deletion of the figure of “US$150,000,000” and insertion of the figure of “US$185,000,000”.

2.2	Clause 1.1 shall be further amended by the amendment of the existing definition of “Consideration Shares” by deletion of the figure of “20,700,000” and insertion of the figure of “17,700,000”.

2.3	Clause 1.1 shall be further amended by the amendment of the existing definition of “Escrow Cash Consideration” by deletion of the figure of “US$36,000,000” and insertion of the figure of “US$31,000,000”.

2.4	Clause 1.1 shall be further amended by the insertion at the end of the existing definition of “Pre-Completion Restructuring” of the words “such restructuring to include (i) the completion (and applicable registration) of a Court approved reduction of the share capital of the Target Holding Company (the amount of such reduction to be in the sum of £100 million or such other sum as is agreed by the Vendor and the Purchaser), (ii) following such reduction, the declaration and payment of one or more interim dividends (in a manner which is consistent with the requirements of the Act) by the Target Holding Company in favour of the Vendor of an amount equal to the aggregate of (a) the intra-group debt owed immediately prior to Completion by the Vendor to the Target Holding Company and (b) the intra-group debt owed immediately prior to Completion by the Vendor to any of the other Target Companies, and (iii) such additional (or different steps) as shall be agreed between the Vendor’s Solicitors and the Purchaser’s Solicitors as being necessary to ensure that the Pre-Completion Restructuring is effected in a manner which does not breach the financial assistance provisions of the Act.”

2.5	Clause 2.2 shall be amended by deletion of the date of “30 September 2006” and insertion of the date of “16 October 2006”.

2.6	Clause 27.14 shall be amended by (i) deletion of the reference to the figure of “US$3,600,000” and insertion of the figure “US$3,100,000”; and (ii) deletion of both references to the date “30 September 2006” and insertion in both instances of the date “16 October 2006”.

2.7	Paragraph 3 of Part 1 of Schedule 4 shall be amended by deletion of the figures of “£38,880,000” and “£19,440,000”, and insertion in their place of the figures of “£32,542,350” and “£16,271,175” respectively.

2.8	Paragraph 3 of Part 2 of Schedule 4 shall be amended by deletion of the figure of “£38,880,000” and insertion of the figure of “£32,542,350”.

2.9	Clause 6.31 shall be deleted.

2.10	Schedule 6 shall be amended by the deletion of the word “and” at the end of paragraph 16 and its insertion at the end of paragraph 17, and by the insertion of a paragraph 18 in the following form:

“18.	a power of attorney executed by Comtek in favour of the Purchaser, in the agreed form, giving the Purchaser authority to sign all documents necessary to complete the transfer of the shares held by Comtek in the capital of Filtronic Comtek (Hungary) Kft in favour of the Purchaser or its nominee.”

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2.11	The parties agree that the document annexed hereto comprises the agreed amended and restated version of the Agreement, following the inclusion of both the amendments set out in this Deed and certain additional minor corrections and clarifications agreed between the parties between the date of the Agreement and the date of this Deed. The parties agree to be bound by the terms of such amended and restated Agreement with effect from the date of this Deed in place of the form of Agreement executed by the parties on 12 June 2006.

2.12	For the avoidance of doubt, the parties acknowledge and agree that the completion of the Pre-Completion Restructuring does not constitute an “Acquisition Proposal” for the purposes of Clause 6.3 of the Agreement.

3.	Third party rights

Unless expressly provided in this Deed, no term of this Deed is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

4.	Governing law and jurisdiction

4.1	This Deed shall be governed by and construed in accordance with English law.

4.2	Each of the parties irrevocably submits for all purposes in connection with this Deed to the non-exclusive jurisdiction of the courts of England.

In witness whereof the parties to this Deed have caused this Deed to be duly executed on the date written at the beginning of this Deed.

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Annexure

[Amended and restated SPA]

Executed as a Deed (but not	)
delivered until the date	)
Appearing at the head of	)
page 1) by Filtronic plc	)
acting by:	)

Director /s/ Charles Hindson

Director /s/ Iain Gibson

Executed as a Deed (but not	)
delivered until the date	)
appearing at the head of	)
page 1) by Filtronic Comtek	)
(UK) Limited	)
acting by:	)

Director /s/ Charles Hindson

Secretary /s/ Maura Moynihan

Executed as a Deed (but not	)
delivered until the date	)
Appearing at the head of	)
page 1) by Powerwave	)
Technologies, Inc.	)
acting by:	)

Director /s/ Ronald J. Buschur

~~Director~~/Secretary /s/ Kevin T. Michaels